EXHIBIT 23.2

                       Consent of KMPG Peat Marwick L.L.P.
                    Independent Certified Public Accountants


The Board of Directors and Stockholders
Evans & Sutherland Computer Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Evans & Sutherland Computer Corporation of our report dated February 11, 1998, relating to the consolidated balance sheets of Evans & Sutherland Computer Corporation and subsidiaries as of December 31, 1997 and December 27, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which report appears in the December 31, 1997 Annual Report on Form 10-K of Evans & Sutherland Computer Corporation.

                                             /S/ KPMG Peat Marwick LLP
                                             KPMG Peat Marwick LLP

Salt Lake City, Utah
May 19, 1998